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                                                                   Exhibit 10.11

                                  June 1, 2007

Mr. Timothy J. Tanner
6435 Midway Manor Dr.
Mount Vernon, Indiana 47620

     RE: OFFER OF EMPLOYMENT - ECOLOGY COATINGS, INC.

Dear Tim,

On behalf of Ecology Coatings, Inc. (the "Company"), I am pleased to offer you the position of Vice President, Business Development at a monthly salary of Eleven Thousand two hundred and fifty and 00/100 dollars ($11,250.00) that is equivalent to an annual salary of One Hundred thirty-five thousand and 00/100 dollars ($135,000.00). You will report directly to the Company's Chief Executive Officer and President. Your salary will be paid bimonthly in equal installments in accordance with the Company's standard payroll policies. You will receive a Fifteen Thousand and 00/100 dollar ($15,000.00) "signing" bonus. The bonus will be paid in three (3) Five Thousand and 00/100 dollar ($5,000.00) increments on the second, fourth and sixth-month anniversary of your employment with the Company. Payment of the bonus will depend on your continued employment with the Company.

You will also be granted an option (the "Option") to purchase ten thousand (10,000) shares of the Company's Common Stock at an exercise price of Two dollars ($2.00) per share. The shares of Common Stock subject to such Option (the "Options Shares") will vest over a two (2) year period as follows: Fifty percent (50%) of the shares will vest on June 1, 2008, and the remaining shares will vest on June 1, 2009 (the "Vesting Period"). Vesting will depend on your continued employment with the Company. The Option shall have a ten-year term from the date hereof, and will be incentive stock options to the extent allowable under the Internal Revenue Code and non-qualified options as to the balance.

In addition, as an employee of the Company you are entitled to a number of benefits. You shall be entitled to participate in any incentive, savings, or retirement plan offered to similarly situated employees of the Company. The Company intends to adopt a management incentive, as well as an individual account plan (e.g., IRA, 401(k)), at the beginning of the next fiscal, which begins October 1, 2007. The contemplated incentive plan will provide cash and equity option awards based on results towards Company and individual objectives established prior to the plan year. Typically, such plans provide a

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range of compensation against plan achievement awards in cash and stock options that will be at least 10% to 25% of base salary depending on both Company financial performance and individual achievement towards objectives set up prior to the fiscal year.

Similarly, you shall be eligible for participation in and shall receive all benefits under any welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs). Such coverage shall be comparable to similarly situated employees of the Company. Should you elect to opt out of any or all of the aforementioned welfare benefit plans, the Company will reimburse you for the reasonable cost of such coverage, but only to the extent that such cost does not exceed cost of the Company providing coverage under its own welfare benefits plans directly to you.

Finally, you will be entitled to ten (10) paid vacation days annually.

For the duration of your employment with the Company, you will devote your free time, skill and attention to your duties and responsibilities as the Company's Vice President, Business Development. In this capacity, you will be responsible for the overall direction of global sales, marketing and business development. Your duties will include, but are not limited to: (1) market identification and definition; (2) strategic marketing development planning; (3) implementation of plans including direct participation with key customers; (4) management of sales and field technical service personnel; and (5) development of the Company's overall business development capability.

You may use your home as a base of operation and we will reimburse you for incremental expenses to operate such office including high speed internet access, a business telephone line and common office materials. Our expectation is that you will be away from home as needed to satisfy Company, customer and other obligations. Travel expenses that are paid by personal credit cards will be reimbursed as needed to meet payment invoice timing and you will have the use of a Company credit card.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the Chief Executive Officer of the Company.

The Company requires that you execute the Confidentiality Agreement, which is attached hereto prior to commencement of employment with the Company.

This letter and the Confidentiality Agreement comprise the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement. Your term of employment will commence upon the closing of the Company's proposed


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merger transaction, or as soon thereafter as is practical. Please indicate your consent to the terms contained in this offer letter by signing and returning a copy to me at your earliest convenience.

                                        Yours very truly,


                                        /s/ F. Thomas Krotine
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                                        F. Thomas Krotine
                                        Chief Executive Officer &
                                        President


Agreed to June 1, 2007


/s/ Timothy J. Tanner
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Timothy J. Tanner


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